UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 15, 2008
AMERICAN CAMPUS COMMUNITIES, INC.
(Exact name of Registrant as specified in its Charter)

Maryland	001-32265	760753089
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
805 Las Cimas Parkway Suite 400
Austin, TX 78746
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (512) 732-1000
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     In light of, among other factors, the increased responsibilities associated with the recent acquisition by American Campus Communities, Inc. (the “Company”) of GMH Communities Trust and the performance of the Company’s executive officers in closing the acquisition and integrating the operations of the two companies, on August 15, 2008, the Compensation Committee of the Board of Directors of the Company approved increases to the base salaries payable to William C. Bayless, Jr., Brian B. Nickel, Greg A. Dowell, Jonathan A. Graf and James C. Hopke, Jr., the Company’s executive officers who are expected to be presented as named executive officers in the Company’s definitive proxy statement relating to its 2009 annual meeting of shareholders (the “2009 Proxy”). The new annual base salaries will be effective October 1, 2008 and are as follows: Mr. Bayless, President and Chief Executive Officer ($400,000); Mr. Nickel, Senior Executive Vice President, Chief Investment Officer and Secretary ($335,000); Mr. Dowell, Senior Executive Vice President and Chief Operating Officer ($290,000); Mr. Graf, Executive Vice President, Chief Financial Officer and Treasurer ($225,000); and Mr. Hopke, Executive Vice President-Project Management and Construction ($210,000). Further information regarding the factors reviewed by the Compensation Committee in determining base salaries for named executive officers will be set forth in the 2009 Proxy.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     The information contained in Item 1.01 is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 21, 2008	AMERICAN CAMPUS COMMUNITIES, INC.
	By:	/s/ Jonathan A. Graf
Jonathan A. Graf
Executive Vice President, Chief Financial Officer and Treasurer